Exhibit 99.1

[BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

December 23, 2015

The Board of Directors

TAL International Group, Inc.

100 Manhattanville Road

Purchase, NY 10577

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 9, 2015, to the Board of Directors of TAL International Group, Inc. (“TAL”) as Annex D to, and to the reference thereto under the headings “SUMMARY—Opinion of TAL’s Financial Advisor”, “RISK FACTORS—Risk Factors Relating to the Mergers”, “THE MERGERS—Background of the Mergers”, “THE MERGERS—TAL’s Reasons for the Mergers” and “THE MERGERS—Opinion of TAL’s Financial Advisor” in the proxy statement/prospectus relating to the proposed mergers involving TAL, Triton Container International Limited and Triton International Limited (“Holdco”), which proxy statement/prospectus forms a part of Holdco’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED